                                                                    EXHIBIT 99.1

[SYNQUEST LOGO]

Contacts:         Paul Donnelly
                  (978) 433-0868
                  pdonnelly@viewlocity.com

                  Jamie Muir
                  (770) 325-2960
                  jmuir@synquest.com


                     SYNQUEST, INC. ANNOUNCES COMPLETION OF
                          MERGER WITH VIEWLOCITY, INC.

                          ----------------------------

                  COMBINED COMPANY ALSO RECEIVES $24.6 MILLION
            IN NEW FUNDING AND $3.2 MILLION DEBT REDUCTION THROUGH A
                      PRIVATE PLACEMENT OF PREFERRED STOCK

ATLANTA (November 18, 2002) - SynQuest, Inc. (NASDAQ/SC: SYNQ), a leading provider of supply chain planning solutions, announced that the merger of SynQuest and Viewlocity, Inc., a global provider of supply chain event management software, closed on Friday, November 15, 2002. Simultaneous with the closing of the Viewlocity merger, the Company also completed a private placement of its newly created series A convertible preferred stock. The series A preferred stock was issued for $24.6 million in cash and $3.2 million as payment of certain outstanding debt of the Company and Viewlocity. The Company's shareholders approved the merger and the private placement at a special meeting of shareholders held on November 15, 2002.

Viewlocity merged with and into SynQuest, with SynQuest remaining as the surviving legal entity. Effective as of the closing of the merger, Jeffrey Simpson, previously Viewlocity's Chief Executive Officer, became Chief Executive Officer and Chairman of the Board of Directors, and Allen Plunk, previously Viewlocity's Chief Financial Officer, became Chief Financial Officer of the merged company. Additional members of the executive management team include Scott Hausman, Executive Vice President of Marketing and Corporate Development; Michael Sherman, Chief Technology Officer and Executive Vice President of Product Operations; and Peter Janico, Executive Vice President of Global Operations.

"Businesses today are searching for tools and solutions that enable increasingly adaptive supply chains because they know there are tremendous opportunities for cost savings and revenue enhancement there," said Jeff Simpson, CEO of the merged company. "We believe that the combination of best-of-breed planning with strong event management breaks new ground in supply chain management and will provide unparalleled value to our current and future customers as well as a significant market opportunity for the new company."

As consideration for the merger, SynQuest issued a total of 2,946,867 shares of common stock to Viewlocity's series F preferred stockholders. Holders of other classes and series of Viewlocity capital stock received nominal cash consideration in the merger. SynQuest also issued 11,106,828 million shares of newly created series A convertible preferred stock at a price of $2.50 per share for $24.6 million of cash and $3.2 million as payment of certain outstanding debt. The series A preferred stock was issued in a private placement to Warburg, Pincus


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SynQuest Announces Completion of Merger with Viewlocity
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November 18, 2002



Investors, L.P., certain stockholders of Viewlocity, and several new investors including Venrock Associates and North Bridge Venture Partners. The $24.6 million in new cash funding will be used for working capital, debt reduction and general corporate purposes.

ABOUT SYNQUEST

SynQuest, Inc. specializes in providing supply chain planning software that is designed to significantly reduce manufacturing and logistics costs and, at the same time, enable companies to meet customer requirements. SynQuest software uses financially focused technology to solve high-value supply chain problems for target markets including automotive and industrial manufacturers. The Company's supply chain planning solutions feature rapid implementation for a fast, compelling return on investment. For more information, call 1-800-844-3228 or visit www.synquest.com.

ABOUT VIEWLOCITY

Viewlocity is a global provider of supply chain event management (SCEM) and adaptive supply chain solutions that target the retail, high-tech, transportation, consumer packaged goods (CPG), and automotive industries. These next-generation supply chain solutions provide real-time, cross-domain monitoring and exception management for inventory, orders, and shipments, with collaborative exception resolution. Results include decreased buffer inventories, increased service levels, and more efficient capacity utilization across the supply chain.

This press release contains statements, estimates or projections, not historical in nature, including statements with respect to plans, projections or future performance of SynQuest and further versions of SynQuest Solutions, that may constitute "forward-looking statements" as defined under U.S. federal securities laws. These statements, which speak only as of the date given, are subject to certain risks and uncertainties that could cause actual results to differ materially from SynQuest's historical experience and our present expectations or projections. These risks include, but are not limited to, risks associated with the transactions with Viewlocity, Inc., and various investors, the effect of economic conditions, the ability to meet all of the applicable NASDAQ listing requirements, the risk that Quotation on the OTC Bulletin Board may result in diminished liquidity for trading of the Company's common stock and other uncertainties detailed in SynQuest's filings with the Securities and Exchange Commission (the "SEC"), including our Annual Report on Form 10-K for the fiscal year ended June 30, 2001. SynQuest undertakes no obligation to publicly update or revise any forward-looking statements.

SynQuest and Viewlocity are registered trademarks of SynQuest, Inc., Atlanta, GA.


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